Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), is made and entered into effective as of July 6, 2026 (the “Effective Date”), by and between Archrock, Inc., a Delaware corporation (the “Company”), and Mohit Singh (“Executive”).

WHEREAS, the Company and Executive desire to enter into an agreement regarding their respective rights and obligations in connection with a Change of Control during the Term; and

WHEREAS, the Executive has previously entered into a Change of Control Agreement with the Company (the “Prior Agreement”), which is intended to be replaced and superseded in its entirety by this Agreement;

WHEREAS, (i) concurrently with the execution of this Agreement, the Company and Executive have entered into a Severance Benefit Agreement (the “Severance Agreement”), and (ii) if there is a Qualifying Termination of Employment under the Severance Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Severance Agreement shall apply in lieu of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Term. This Agreement shall begin on the Effective Date and shall continue until the second (2nd) anniversary of the Effective Date (the “Initial Term”); provided, however, that thereafter, the term of this Agreement shall automatically be extended for successive one (1) year periods (each, a “Renewal Term”) (the Initial Term, plus any Renewal Terms, plus, in the event of Executive’s Qualifying Termination of Employment (as defined below) for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason, are collectively referred to as the “Term”), unless at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, the Board shall give written notice to Executive that the Term of this Agreement shall cease to be so extended. However, if a Change of Control shall occur during the Term, the Term shall automatically continue in effect for a period of eighteen (18) months following the Change of Control plus, in the event of Executive’s Qualifying Termination of Employment for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason, and thereafter shall automatically terminate. In addition, this Agreement shall automatically terminate upon Executive’s termination of employment. Termination of this Agreement shall not alter or impair any rights of Executive arising under this Agreement on or prior to such termination and shall not alter or impair the Company’s rights, if any, under Sections 4, 5 or 6 hereof.

2.             Termination of Employment. Upon a termination of Executive’s employment with the Company during the Term for any reason, the Company shall pay to Executive, not later than the sixtieth (60th) day following the Date of Termination (or such earlier date as may be required by applicable law), an amount, in a lump sum payment, equal to the sum of: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) any portion of Executive’s vacation pay accrued, but not used, through the Date of Termination, and (C) any unreimbursed business expenses as of the Date of Termination. In addition to the foregoing, if Executive incurs a Qualifying Termination of Employment during the Term, Executive shall be entitled to the benefits provided in Section 3 hereof. If Executive’s employment terminates during the Term for any reason other than due to a Qualifying Termination of Employment, then Executive shall not be entitled to any benefits under Section 3 of this Agreement.

3.             Benefits Upon a Qualifying Termination of Employment. If Executive incurs a Qualifying Termination of Employment during the Term, then subject to Sections 3(e)-(h) below, Executive will be entitled to receive the following payments and benefits:

(a)           Lump Sum. The Company shall pay to Executive, not later than the sixtieth (60th) day following the Date of Termination, an amount, in a lump sum payment, equal to the sum of:

(i)            An amount equal to two times Executive’s Base Salary plus two times Executive’s Target Short-Term Incentive; plus

(ii)           Executive’s Target Short-Term Incentive for the Termination Year (prorated to the Date of Termination); plus

(iii)          Any earned but unpaid Short-Term Incentive for the Company’s fiscal year ending prior to the Termination Year (and, if the prior year’s Short-Term Incentive has not yet been calculated as of the Date of Termination, such amount shall be payable when calculated, but in no event later than March 15th of the year following the Termination Year); plus

(iv)          An amount equal to the total employer matching contributions that would have been credited to Executive’s account under the 401(k) Plan and any other deferred compensation plan of the Company (or any of its affiliated companies) had Executive made the required amount of elective deferrals or contributions to receive such maximum employer matching contributions under the 401(k) Plan and any other deferred compensation plan (and regardless of whether Executive actually made any such elective deferrals or contributions) during the twelve (12)-month period immediately preceding the month of Executive’s Date of Termination, multiplied by two; plus

(v)           Amounts previously deferred by Executive, if any, or earned but not paid, if any, under any Company incentive and nonqualified deferred compensation plans or programs as of the Date of Termination; provided, however, that, with respect to nonqualified deferred compensation, if the applicable plan or program expressly provides for payment at a later date and payment at the time specified herein would violate the requirements of Code Section 409A, payment shall be made at the later time specified in the applicable plan or program.

(b)           Continuing Medical Coverage. For a period of two (2) years following Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate medical and/or welfare benefit plan, program, practice or policy, subject to Executive’s valid election of COBRA continuation coverage, the Company shall provide benefits to Executive and/or Executive’s eligible dependents equal to those that would have been provided to them in accordance with the plans, programs, practices and policies if Executive’s employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, Executive shall continue to pay the monthly employee contribution for same; provided, further, that if Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under such employer’s plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage).

(c)           Awards. All stock options, restricted stock, restricted stock units, or other awards based in common stock of the Company, and all common units, unit appreciation rights, unit options and other awards based in common units representing limited partner interests of the Partnership, and all cash-based incentive awards held by Executive and not previously vested (except with respect to awards denominated in or relating to common units of the Partnership that, by their terms, continue to vest following a termination of employment without cause or for good reason) shall become 100% vested as of the later of: (x) the Date of Termination and (y) the Change of Control to which such Qualifying Termination of Employment relates; provided, that if Executive’s Date of Termination occurs prior to a Change of Control, such awards shall remain outstanding and eligible to vest upon a Change of Control occurring within six (6) months thereafter and shall automatically terminate upon the earlier of the six (6)-month anniversary of the Date of Termination (to the extent such awards do not become vested on or prior to such six (6)-month anniversary) or the applicable expiration date that would apply to such awards had Executive remained employed by the Company; and provided, further, that with respect to an award that is subject to Code Section 409A, such acceleration of vesting under this Section 3(c) shall not cause an impermissible acceleration of payment or change in form of payment of such award under Code Section 409A. Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or affiliate) and Executive to the contrary, the accelerated vesting of all equity awards required pursuant to the terms of this Section 3(c) shall govern.

(d)           Interest. If any payment due under the terms of this Agreement is not timely made by the Company, its successors or assigns, interest shall accrue on such payment at the highest maximum legal rate permissible under applicable law from the date such payment first became due through the date it is paid (with such interest paid in a single lump sum on the date on which the Company or its successor or assign, as applicable, makes the late payment).

(e)           Release. Notwithstanding anything in this Agreement to the contrary, no payment shall be made or benefits provided pursuant to Sections 3(a), 3(b) or 3(c) of this Agreement unless Executive signs and returns to the Company within fifty (50) days following the date of a Qualifying Termination of Employment, and does not revoke within seven (7) days thereafter, the Waiver and Release attached hereto as Annex II (the “Release”), in exchange for the severance payments described in Sections 3(a), 3(b) and 3(c) above, among other items, of all claims for liability and damages in any way related to Executive’s employment with the Company and its affiliates against the Company, its affiliates, their directors, officers, employees and agents, and their employee benefit plans and the fiduciaries and agents of such plans.

(f)            Severance Offset. Except as otherwise expressly provided in a written agreement between Executive and the Company, any cash severance payments payable under Section 3(a) shall be offset or reduced by the amount of any cash severance amounts payable to Executive under any other individual agreement the Company or an affiliate may have entered into with Executive or any severance plan or program maintained by the Company or any affiliate for employees in general, but only to the extent such severance amounts are payable in the same form and in the same calendar year in which such cash severance payments under this Agreement are to be made.

(g)           Statutory Severance. Notwithstanding anything herein to the contrary, if (i) Executive resides outside of the United States and is entitled to receive severance or similar benefits (“Statutory Severance”) under the laws of Executive’s country of residence and (ii) Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the payments and benefits provided in Sections 3(a), 3(b) and 3(c) hereof, then Executive will be entitled to receive either (i) the Statutory Severance or (ii) the payments and benefits described in Sections 3(a), 3(b) and 3(c), whichever is greater.

(h)           Code Section 409A Matters.

(i)            This Agreement is intended to comply with, and shall be interpreted consistent with the applicable requirements of, Code Section 409A and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Code Section 409A”) and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. Executive shall have no right to specify the calendar year during which any payment hereunder shall be made. In the event the time period during which Executive is provided to consider and/or revoke the release and waiver under Section 3(e) spans two calendar years, the payment under Section 3(a) shall be made during the second such calendar year (or any later date specified under an applicable provision of the Agreement), even if the release and waiver is executed by Executive and becomes irrevocable during the first such calendar year.

(ii)           All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits under this Agreement, other than with respect to medical benefits provided under Section 3(b), during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (B) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

(iii)          Notwithstanding any provision of this Agreement to the contrary, the Company and Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3 hereof, shall be paid to Executive during the six (6)-month period following the Date of Termination if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the Date of Termination, (ii) the date of Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period. In addition, in the event of a payment delayed under this Section 3(h)(iii), the Company agrees to pay to Executive, as of the date it makes the delayed payment, simple interest on such delayed amount at the applicable federal rate provided for in Code Section 7872(f)(2)(A), based on the number of days the payment was delayed. If Executive disagrees with the Company’s determination that Code Section 409A requires such six (6)-month delay with respect to a payment or benefit, such payment or benefit can be made prior to such delayed payment date if Executive agrees in writing (in the form approved by the Company) that should the IRS subsequently assert that some or all of the payments or benefits made pursuant to this Agreement do not comply with the requirements of Code Section 409A, then (i) Executive agrees that Executive is solely responsible for all taxes, excise taxes, penalties and interest resulting from such determination, and that Executive will not seek contribution, reimbursement or any other recovery from the Company or any of its affiliates, officers, employees or directors for any taxes, excise taxes, interest or penalties paid or due or any costs Executive incurs in challenging such position of the IRS, and (ii) Executive will reimburse, and hold the Company, its affiliates, officers, employees or directors harmless for, any costs, including attorneys’ fees and costs of court, penalties or fees, that it may incur in connection with a later determination that the payments made pursuant to this Agreement are covered by Code Section 409A and were not properly reported as such.

4.             Limitation on Payments.

(a)            Notwithstanding anything in this Agreement to the contrary, if any payment or distribution received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3 of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of a Code Section 280G limitation in such other plan, arrangement or agreement, Executive’s remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction undertaken pursuant to this Section 4 shall be accomplished first by reducing or eliminating any cash payments subject to Code Section 409A as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Code Section 409A, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Code Section 409A as deferred compensation (with payments to be made furthest in the future being reduced first), and finally by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Code Section 409A.

(b)            For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which Executive has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm or independent consulting firm with expertise in Code Section 280G (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

5.            Restrictions and Obligations of Executive.

(a)            Consideration for Restrictions and Covenants. The Company and Executive agree that the principal consideration for the Company’s agreement to make the payments provided in this Agreement to Executive is Executive’s compliance with the undertakings set forth in this Section 5. Notwithstanding any other provision of this Agreement to the contrary, Executive agrees to comply with the provisions of this Section 5 only if Executive actually receives any such payments from the Company pursuant to this Agreement (but including, if Executive is entitled to the payments provided in this Agreement, during the period of up to sixty (60) days following the Date of Termination prior to the payment thereof).

(b)            Confidentiality. Executive acknowledges that the Company will provide Executive with Confidential Information and has previously provided Executive with Confidential Information. In return for consideration provided under this Agreement, Executive agrees that Executive will not, while employed by the Company or any affiliate and thereafter for a period of two (2) years, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties with the Company or as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Notwithstanding the foregoing or anything herein to the contrary, Executive understands that (i) nothing herein is intended to or will prohibit Executive from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and (ii) pursuant to 18 U.S.C. Section 1833(b), (A) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) if Executive files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, Executive may disclose trade secrets to his attorney and use trade secret information in the court proceeding, if Executive (x) files any document containing trade secrets under seal and (y) does not disclose trade secrets, except pursuant to court order.

(c)            Non-Solicitation or Hire. During the term of Executive’s employment with the Company or any affiliate thereof and for a two (2)-year period following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly (i) employ or seek to employ any person who is at the date of termination, or was at any time within the six (6)-month period preceding the date of termination, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding a consultant) of the Company during such period) or (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers or customers without, in either case, the prior written consent of the Company’s Board of Directors, or engage in any other action or business that would have a material adverse effect on the Company.

(d)            Non-Competition. During the term of Executive’s employment with the Company, or any affiliate thereof and for a two (2)-year period following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly:

(i)            engage in any managerial, administrative, advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or

(ii)           organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.

Nothing contained in this Section 5 shall prohibit or otherwise restrict Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than three percent (3%) of any class of equity securities of such entity or (ii) such entity is not a public entity and Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than one percent (1%) of any class of equity securities of such entity.

(e)            Injunctive Relief. Executive acknowledges that monetary damages for any breach of Sections 5(b), (c), and (d) above will not be an adequate remedy and that irreparable injury will result to the Company, its business and property, in the event of such a breach. For that reason, Executive agrees that in the event of a breach of Sections 5(b), (c), and (d) above, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin Executive from violating such provisions.

6.            Miscellaneous Provisions.

(a)            Definitions Incorporated by Reference. Reference is made to Annex I hereto for definitions of certain capitalized terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.

(b)            No Other Mitigation or Offset; Legal Fees. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive mitigate the amount of any payment or benefit provided for in this Agreement by seeking or accepting other employment. Except as provided in Section 3(b), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or health benefits received by Executive as the result of employment outside of the Company.

(c)            Cooperation. If Executive becomes entitled to severance benefits under Section 3 of this Agreement, the post-termination cooperation covenants set forth in the Severance Agreement will not apply and in lieu thereof, Executive agrees, for a one (1)-year period following the Date of Termination, to provide reasonable cooperation to the Company in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company, including execution of any agreements that are reasonably necessary, provided that such cooperation relates to matters concerning Executive’s duties with the Company and the requests do not, in the good faith opinion of Executive, materially interfere with Executive’s other activities.

(d)            Successors; Binding Agreement.

(i)            Except in the case of a merger involving the Company with respect to which under applicable law the surviving corporation of such merger will be obligated under this Agreement in the same manner and to the same extent as the Company would have been required if no such merger had taken place, the Company will require any successor, by purchase or otherwise, to all or substantially all of the business and/or assets of the Company, to execute an agreement whereby such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place and expressly agrees that Executive may enforce this Agreement against such successor. Failure of the Company to obtain any such required agreement and to deliver such agreement to Executive prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to payment from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment had terminated for Good Reason and such termination constituted a Qualifying Termination of Employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets that executes and delivers the agreement provided for in this Section 6(d)(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)            This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s beneficiary as filed with the Company pursuant to this Agreement or, if there is no such designated beneficiary, to Executive’s estate.

(e)            Notice. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To the Company:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attn: SVP Human Resources

To Executive:

At the address on file in the Company’s personnel records.

(f)            Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by the Executive Chairman of the Board or an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)           Choice of Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(h)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(i)            Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(j)            Corporate Approval. This Agreement has been approved by the Board, and has been duly executed and delivered by Executive and on behalf of the Company by its duly authorized representative.

(k)           Disputes. Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. Notwithstanding this agreement to arbitrate, in the event that Executive breaches or threatens to breach any of Executive’s obligations under Section 5, the Company shall have the right to file an action or proceeding seeking to enforce Section 5 in the courts of Harris County, Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, Houston Division, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to jurisdiction and venue laid therein.

The Company shall reimburse Executive, not later than December 31st of the calendar year incurred (or, if later, the last day of the month following the month incurred), for all legal fees and expenses incurred by Executive in connection with any dispute arising under this Agreement on or after the Effective Date, including, without limitation, the fees and expenses of the arbitrator, unless the arbitrator finds Executive brought such claim in bad faith, in which event each party shall pay its own costs and expenses and Executive shall repay the Company any fees and expenses previously paid on Executive’s behalf by the Company.

The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

(l)            Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all taxes it is required to withhold pursuant to any applicable law or regulation.

(m)          No Employment Agreement. Nothing in this Agreement shall give Executive any rights to (or impose any obligations for) continued employment by the Company or any of its affiliates or any successors, nor shall it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company or any of its affiliates or successors.

(n)           Entire Agreement. This Agreement constitutes the entire agreement of Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds and replaces in full any prior and contemporaneous promises, representations, understandings, arrangements and agreements between the parties relating to the subject matter hereof, whether written or oral. However, the Severance Agreement shall remain in full force and effect, subject to any termination provisions contained therein, through the Date of Termination (and if there is a Qualifying Termination of Employment under the Severance Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Severance Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect, subject to the proviso set forth in Section 16 of Annex I hereto)). Nothing in this Agreement shall affect Executive’s rights under such compensation and benefit plans and programs of the Company in which Executive may participate, except as may be explicitly provided in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the Effective Date.

Archrock, Inc.

By:
D. Bradley Childers
Chief Executive Officer

EXECUTIVE

Mohit Singh

ANNEX I
TO
CHANGE OF CONTROL AGREEMENT

Definitions:

1.	401(k) Plan. “401(k) Plan” shall mean any Code Section 401(a) qualified plan that includes a cash or deferral arrangement under Code Section 401(k) maintained by the Company.

2.	Base Salary. “Base Salary” shall mean Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter.

3.	Board. “Board” shall mean the Board of Directors of the Company.

4.	Cause. “Cause” shall mean a termination of Executive’s employment due to (a) the commission by Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate), (b) a conviction of Executive of (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude, (c) willful failure of Executive to follow the written directions of the Board; (d) the willful failure of Executive to render services to the Company or an affiliate in accordance with Executive’s employment arrangement, which failure amounts to a material neglect of Executive’s duties to the Company or an affiliate; or (e) Executive’s substantial dependence, as determined in the sole discretion of the Board, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

5.	Change of Control. A “Change of Control” of the Company shall mean:

(a)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (c) of this definition shall not constitute a Change of Control; or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets or the parent of such transferee, as applicable, in such Corporate Transaction. Notwithstanding the foregoing, neither the sale, lease or other disposition of assets by the Company or its subsidiaries to the Partnership or its subsidiaries or their successors nor the sale, lease or other disposition of any interest in the Partnership, its general partner or its subsidiaries or their successors shall, in and of itself, constitute a Change of Control for purposes of this Agreement.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any payment (or portion thereof) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in clauses (a), (b) or (c) above with respect to such payment (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

6.	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

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7.	Confidential Information. “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.

8.	Date of Termination. “Date of Termination” shall mean (a) if Executive terminates Executive’s employment for Good Reason, that date on which Executive’s employment is deemed terminated as provided in the definition of Good Reason, (b) with respect to a termination of employment prior to a Change of Control that is deemed to be during the Protected Period, the date of such termination, or (c) if Executive’s employment is terminated for any other reason on or after a Change of Control, the date of such termination, provided, in the case of each of clauses (a), (b) and (c) above, that such termination is also a “separation from service” within the meaning of Code Section 409A.

9.	Disability. A “Disability” shall mean Executive becoming entitled to long-term disability benefits under the Company’s long-term disability plan.

10.	Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

11.	Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:

(a)	a permanent change in Executive’s duties or responsibilities which is materially inconsistent with either the type of duties and responsibilities of Executive then in effect or with Executive’s title, but excluding any such change that is in conjunction with and consistent with a promotion of Executive;

(b)	a material reduction in Executive’s Base Salary;

(c)	a material reduction in Executive’s annual Target Short-Term Incentive as a percentage of eligible earnings as in effect immediately prior to the Change of Control;

(d)	a material reduction in Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally;

(e)	Executive’s being required to be based at any other office or location of employment more than fifty (50) miles from both (i) the Company’s then-current headquarters office in Houston, Texas, and (ii) Executive’s primary office or location of employment immediately prior to a Change of Control; or

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(f)	the willful failure by the Company to pay any compensation to Executive when due.

However, Good Reason shall not exist with respect to a matter unless Executive gives the Company a Notice of Termination by the later of: (i) the ninetieth (90th) day following the date of first occurrence of such event or (ii) the twelve (12)-month anniversary of the Change of Control. If Executive fails to give such Notice of Termination timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter. The Company shall have thirty (30) business days from the date of receipt of such Notice of Termination to cure the matter. If the Company timely cures the matter, such Notice of Termination shall be deemed rescinded. If the Company fails to cure the matter timely, Executive shall be deemed to have terminated at the end of such thirty (30)-day period.

12.	IRS. “IRS” shall mean the Internal Revenue Service.

13.	Notice of Termination. “Notice of Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances for termination of Executive’s employment.

14.	Partnership. “Partnership” shall mean Archrock Partners, L.P.

15.	Person. “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

16.	Protected Period. The “Protected Period” shall mean the period of time beginning with the Change of Control and ending on the eighteen (18)-month anniversary of such Change of Control or Executive’s death, if earlier. Notwithstanding the foregoing, (a) if Executive’s employment with the Company is terminated during the Term and within six (6) months prior to the date on which a Change of Control occurs (i.e., not during the Protected Period), and (b) it is reasonably demonstrated by Executive that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then for purposes of this Agreement the Change of Control shall be deemed to have occurred on the date immediately prior to the Date of Termination (except as otherwise expressly set forth herein) and Executive shall be deemed terminated by the Company during the Protected Period other than for Cause and, in such event, without limiting or duplicating the offset provided under Section 3(f) of this Agreement, the payments and benefits to Executive that are provided under this Agreement shall be reduced by the payments and benefits that were previously actually received by Executive under the Severance Agreement to the extent necessary to prevent duplication of payments and benefits.

17.	Qualifying Termination of Employment. A “Qualifying Termination of Employment” shall mean a termination of Executive’s employment during the Protected Period either (a) by the Company other than for Cause or (b) by Executive for a Good Reason. A termination of employment due to Executive’s death or Disability during the Protected Period shall not constitute a Qualifying Termination of Employment.

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18.	Restricted Area. “Restricted Area” shall mean any state in the United States, or any country in which the Company or its subsidiaries engage in any Restricted Business at any time during the term of Executive’s employment with the Company.

19.	Restricted Business. “Restricted Business” shall mean any business in which the Company or its subsidiaries may be engaged as of Executive’s Date of Termination. To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or subsidiary of such entity that is engaged in any Restricted Business.

20.	Short-Term Incentive. “Short-Term Incentive” shall mean, with respect to any fiscal year of the Company, the specific annual incentive award (if any) approved for Executive by the Board or a designated committee of the Board with respect to such year.

21.	Target Short-Term Incentive. “Target Short-Term Incentive” shall mean the target annual short-term incentive opportunity for Executive, as set forth in connection with the annual management incentive plan covering such Executive.

22.	Termination Year. “Termination Year” shall mean the calendar year during which Executive’s Date of Termination occurs.

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ANNEX II
TO
CHANGE OF CONTROL AGREEMENT

WAIVER AND RELEASE

In exchange for the consideration offered under the Change of Control Agreement between me and Archrock, Inc. (the “Company”), dated as of July 6, 2026 (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, including, but not limited to, any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have at least [twenty-one (21)] [forty-five (45)] calendar days to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective. If I sign this release prior to the expiration of the [twenty-one (21)] [forty-five (45)] day period, I waive the remainder of that period. I waive the restarting of the [twenty-one (21)] [forty-five (45)] day period in the event of any modification of this Waiver and Release, whether or not material.

In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.

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This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or any written agreement between me and the Company; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans. For the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, any employee stock purchase plan and the Company’s 401(k) plan.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.

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By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this
6th day of July, 2026

Mohit Singh

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